EXHIBIT 10.4

Byline Bancorp, INC.
2017 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE AWARD AGREEMENT
(TIME-BASED VESTING)

This Restricted Share Award Agreement (this “Award Agreement”) evidences an award of restricted shares (the “Restricted Shares”) by Byline Bancorp, Inc., a Delaware corporation (“Byline”), under the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan (as amended, supplemented or modified, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	/$ParticipantName$/ (the “Grantee”).
Grant Date:	/$GrantDate$/ (the “Grant Date”).
Number of Restricted Shares:	/$AwardsGranted$/ (the “Target Number of Shares”).
Vesting Dates:

The Restricted Shares will vest one-third on each of the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”).

The Restricted Shares will only vest if the Grantee is, and has been, continuously employed by Byline from the Grant Date through the applicable Vesting Date, and any unvested Restricted Shares will be forfeited upon any termination of Employment.

Notwithstanding the foregoing:

A.
Upon a termination of Employment due to death or Disability, any outstanding unvested Restricted Shares will immediately vest in full as of the date of such termination; and
B.
Upon a Change in Control, any outstanding, unvested Restricted Shares will be treated in accordance with the Plan.

SC1:4498221.2

CHICAGO/#3125634.3

Non-Transferability of the Restricted Shares:

Prior to vesting, the Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument) in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, exchange, transfer, assign, pledge, hypothecate, fractionalize, hedge or otherwise dispose of the Shares delivered in respect of the Restricted Shares in violation of this Award Agreement shall be void and of no effect and Byline shall have the right to disregard the same on its books and records and advise the registrar and transfer agent of the Shares to place a stop order against the transfer of such Shares.

Privileges of Share Ownership:

Subject to the Non-Transferability of the Restricted Shares, effective upon the Grant Date, the Grantee will have all rights of a shareholder of Byline with respect to the Restricted Shares, including voting rights and the right to receive all dividends at the times and in the manner paid to shareholders generally. Notwithstanding the foregoing, all ordinary cash dividends or other ordinary distributions paid upon any Restricted Share will be retained by the Company and will be paid to the Grantee (without interest) when the Restricted Shares vest and will revert back to Byline if the Restricted Share upon which such dividends or other distributions were paid reverts back to Byline.

Issuance and Delivery:

Unless otherwise determined by the Committee, delivery of the Restricted Shares will be by book-entry credit to an account maintained by the registrar and transfer agent of the Shares with the applicable restrictions on transferability imposed on such Restricted Shares by this Award Agreement. Upon the vesting of the Restricted Shares in accordance with this Award Agreement, Byline will instruct the transfer agent to electronically transfer the Grantee’s Shares to a brokerage or other account on the Grantee’s behalf (or make such other arrangements for the delivery of the Shares as Byline reasonably determines).

Section 83(b) Election:

The Grantee hereby acknowledges that the Grantee has been informed that, with respect to the grant of the Restricted Shares, if the Grantee is filing a U.S. federal income tax return for the year in which the grant of Restricted Shares occurs, the Grantee may file an election (the “Election”) with the U.S. Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Shares on the Grant Date. This will result in recognition of taxable income to the Grantee on the Grant Date, equal to the Fair Market Value of the Restricted Shares on such date. Absent an Election, taxable income will be measured and recognized by the Grantee at the time the Restricted Shares vest. The Grantee is hereby encouraged to seek the advice of the Grantee’s own tax consultants in connection with the Restricted Shares and the advisability of filing the Election. THE GRANTEE UNDERSTANDS THAT ANY TAXES PAID AS A RESULT OF THE FILING OF THE ELECTION MIGHT NOT BE RECOVERED IF THE RESTRICTED SHARES ARE FORFEITED TO BYLINE. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF. THE GRANTEE MUST NOTIFY THE COMPANY WITHIN 10 BUSINESS DAYS OF FILING ANY ELECTION. For purposes of this Award Agreement, “business day” means any day on which the New York Stock Exchange is open for regular session trading.

Agreement to Protect Company Interests:

As a condition of the grant of this Award and any payments made hereunder, prior to the Grant Date or within 30 days thereafter, the Grantee shall have entered into an Agreement to Protect Company Interests (or similar agreement) with Byline containing confidentiality, non-solicitation and other covenants as may be prescribed by the Committee.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Restricted Shares. Except as expressly provided herein, in the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as expressly provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and Byline (“Employment Agreement”), the terms of the Employment Agreement will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

BYLINE BANCORP, INC.

By:
Name: Roberto R. Herencia
Title: Chairman & CEO